Exhibit 99.1

FibroBiologics Appoints Kathleen "Kate" Rubins, Ph.D. to Board of Directors

Microbiologist, Retired NASA Astronaut, and Founding Director of the University of Pittsburgh Trivedi Institute for Space and Global Biomedicine Joins Board

HOUSTON, July 9, 2026 /PRNewswire/ -- FibroBiologics, Inc. (Nasdaq: FBLG) (“FibroBiologics”), a clinical-stage biotechnology company with 270+ patents issued and pending with a focus on the development of therapeutics and potential cures for chronic diseases using fibroblasts and fibroblast-derived materials, today announced the appointment of Kathleen "Kate" Rubins, Ph.D. to its Board of Directors. As a retired NASA astronaut, microbiologist, and genomics scientist, Dr. Rubins has conducted pioneering medical research on the immune response to infection at high-profile academic institutions and pioneered molecular, cellular, and genomic techniques for human health on board the International Space Station (ISS).

Pete O'Heeron, Chief Executive Officer and Chairman of FibroBiologics, said, “Kate has been an invaluable member of our Scientific Advisory Board since 2022, and her firsthand understanding of how the human body adapts and heals in extreme environments makes her a natural fit for this expanded role. As we continue to advance our fibroblast-based pipeline through clinical development, her perspective will help guide both our scientific strategy and our long-term vision for FibroBiologics.”

“FibroBiologics is pursuing a fundamentally different approach to treating chronic disease, and I have seen the depth of the science behind it,” said Dr. Rubins. “I am honored to take on this expanded role and to help guide the company as it advances fibroblast cell therapy from the lab toward patients who need new treatment options.”

Dr. Rubins is the Founding Director of the Trivedi Institute for Space and Global Biomedicine at the University of Pittsburgh School of Medicine. Selected by NASA in 2009 as part of Astronaut Group 20, she completed two spaceflights to the ISS, serving as a flight engineer on Expedition 48/49 and Expedition 63/64 and has logged a total of 300 days in space. During her first mission, she became the first person to sequence DNA in space, advancing research into how astronauts can diagnose illness and identify microbes aboard the space station. Dr. Rubins retired from NASA in 2025 after 16 years with the agency, and was elected to the National Academy of Medicine in 2025.

Prior to joining NASA, Dr. Rubins was a Fellow and Principal Investigator at the Whitehead Institute for Biomedical Research at the Massachusetts Institute of Technology, where she led a lab studying how the human immune system responds to serious infectious diseases and developing potential new treatments. She holds a B.S. in Molecular Biology from the University of California, San Diego, and a Ph.D. in Cancer Biology from Stanford University Medical School.

Exhibit 99.1

For more information, please visit FibroBiologics' website, email FibroBiologics at info@fibrobiologics.com or follow FibroBiologics on LinkedIn, YouTube, Facebook or X.

About FibroBiologics

Based in Houston, FibroBiologics is a clinical-stage biotechnology company developing a pipeline of treatments and seeking potential cures for chronic diseases using fibroblast cells and fibroblast-derived materials. FibroBiologics holds 270+ US and internationally issued patents/patents pending across various clinical pathways, including wound healing, multiple sclerosis, disc degeneration, psoriasis, orthopedics, human longevity, and cancer. FibroBiologics represents the next generation of medical advancement in cell therapy and tissue regeneration. For more information, visit www.FibroBiologics.com.

General Inquiries:
info@fibrobiologics.com

Investor Relations:
Nic Johnson
Russo Partners
(212) 845-4242
fibrobiologicsIR@russopr.com

Media Contact:
Liz Phillips
Russo Partners
(347) 956-7697
Elizabeth.phillips@russopartnersllc.com